Exhibit 99.1

Allied Motion Announces Record Profit, Bookings and Backlog for the Third Quarter Ended September 30, 2011 and Declares Dividend

DENVER--(BUSINESS WIRE)--November 3, 2011--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved record profit for the third quarter ended September 30, 2011 with net income of $1,557,000 or $.18 per diluted share compared to net income of $1,129,000 or $.14 per diluted share for the quarter ended September 30, 2010. Revenues for the quarter increased 24% to $27,331,000 compared to $22,031,000 last year.

This quarter’s results include the incremental results from Ostergrens Elmotor AB, a Swedish company acquired on December 30, 2010, that were not included in last year’s results. Of the 24% increase in revenues, revenues from existing businesses increased 4% and incremental revenues achieved by Ostergrens contributed 20% of the increase. EBITDA increased 22% to $2,722,000 for the current quarter compared to $2,234,000 last year with $264,000 of the $488,000 increase coming from the acquired company.

Bookings for the quarter ended September 30, 2011 were a record $34,389,000 compared to $19,236,000 for the same quarter last year with $3,887,000 of the $15,153,000 increase coming from the acquired company. Backlog at September 30, 2011 was a record $41,489,000 compared to $35,726,000 and $37,856,000 for the quarter ended September 30, 2010 and year ended December 31, 2010, respectively.

During the nine months ended September 30, 2011, the Company achieved net income of $4,251,000 or $.50 per diluted share compared to net income of $2,602,000 or $.33 per diluted share for the same nine months last year. The results for the current nine months include the incremental results of Ostergrens as well as the incremental results of Agile Systems Inc., a subsidiary acquired on June 3, 2010 and now operating as Allied Motion Canada. Included in the prior year nine months results was a pretax gain of $685,000 ($436,000 after tax) for the final business interruption settlement with the insurance company for the October 2008 fire at Allied’s former encoder operation in Chatsworth, California and $230,000 of non-recurring expenses related to integrating the encoder operation into Allied’s Emoteq operation in Tulsa, Oklahoma. Excluding the insurance settlement gain and the nonrecurring costs, net income for the nine months ended September 30, 2010 would have been $2,306,000, or $.29 per diluted share. EBITDA increased 47% to $7,823,000 for the first nine months of 2011 compared to $5,340,000 last year with $1,049,000 of the $2,483,000 increase coming from the two acquired companies.

Revenues for the first nine months this year were $82,917,000 compared to $59,451,000 for the same period last year, or a 40% increase. Of this 40% increase, revenues from existing businesses increased 14% and incremental revenues achieved by the two companies acquired in 2010 contributed 26% of the increase. Bookings for the first nine months this year were $86,364,000 compared to $73,155,000 for the same nine months last year with $14,981,000 of the $13,209,000 increase coming from the two acquired companies.

Warranted by the quarter’s results and in keeping with management’s commitment to increase shareholder value, the Board of Directors also declared the second quarterly cash dividend payment of $.02 per share payable on November 28, 2011 to shareholders of record on November 16, 2011.

“The record profits, orders and backlog achieved during the quarter demonstrates the continued progress we are making as a company and our ability to generate growth both organically and through acquisitions” commented Dick Warzala, President and CEO of Allied Motion. “The record level of bookings in the quarter reverses the decline we had experienced in the first half of 2011 and provides positive backlog growth for the year. The organic growth of 14% YTD provides a good indication that our internal growth strategies are on-track and are supported by a strong backlog of new applications and customer projects. Our acquisitions are assimilating well and have provided an expanded electronic motion control capability that allows us to increase the value of our sales through the solution selling activities of our sales force. As usual, Allied Systematic Tools (AST) will continuously be utilized throughout our company to improve Quality, Delivery and Cost and provide a focus on designing Innovative “Motion Solutions That Change the Game” and meet the needs of our served markets and customers. Looking forward, we have a positive outlook for the continued long term growth of our company.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s November 3, 2011 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010	2011	2010
Revenues	$27,331	$22,031	$82,917	$59,451
Cost of products sold	19,118	15,474	57,955	42,943
Gross margin	8,213	6,557	24,962	16,508
Operating expenses	5,952	4,792	18,714	12,745
Operating income	2,261	1,765	6,248	3,763
Interest expense	21	--	68	3
Other expenses (income)	78	(37)	56	(177)
Income before income taxes	2,162	1,802	6,124	3,937
Provision for income taxes	(605)	(673)	(1,873)	(1,335)
Net income	$1,557	$1,129	$4,251	$2,602
PER SHARE AMOUNTS:
Diluted income per share	$0.18	$0.14	$0.50	$0.33
Diluted weighted average common shares	8,511	7,987	8,564	7,913

CONDENSED BALANCE SHEETS	September 30, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$4,949	$3,553
Trade receivables, net	14,242	11,753
Inventories, net	14,061	11,787
Other current assets	2,679	1,817
Total Current Assets	35,931	28,910
Property, plant and equipment, net	7,241	6,923
Deferred income taxes	5,013	5,533
Goodwill and intangible assets, net	9,343	9,640
Total Assets	$57,528	$51,006
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$428	$795
Accounts payable	7,367	6,506
Other current liabilities	11,603	7,852
Total Current Liabilities	19,398	15,153
Other long-term liabilities	3,278	5,909
Total Liabilities	22,676	21,062
Stockholders’ Investment	34,852	29,944
Total Liabilities and Stockholders’ Investment	$57,528	$51,006

	For the Nine Months Ended September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2011	2010
Cash flows from operating activities:
Net income	$4,251	$2,602
Depreciation and amortization	1,631	1,400
Changes in working capital balances and other	(2,306)	(30)
Net cash provided by operating activities	3,576	3,972
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	--	(76)
Contingent consideration paid for acquisition	(332)	--
Purchase of property and equipment	(1,339)	(855)
Net cash used in investing activities	(1,671)	(931)
Net cash used in financing activities	(401)	(332)
Effect of foreign exchange rate changes on cash	(108)	(113)
Net increase in cash and cash equivalents	1,396	2,596
Cash and cash equivalents at beginning of period	3,553	4,470
Cash and cash equivalents at September 30,	$4,949	$7,066

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303 799-8520
or
Sue Chiarmonte, 303 799-8520